Ciber, Inc.
6363 S. Fiddler's Green Circle, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

CIBER REPORTS FIRST QUARTER 2014 RESULTS

GREENWOOD VILLAGE, Colo., April 29, 2014– Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the first quarter of 2014.

Highlights From Continuing Operations for the First Quarter 2014 Include:

•	Revenue of $218.0 million, a 1% decrease in U.S. dollars and constant currency versus the prior year

•	Operating income of $6.9 million, representing an operating income margin of 3.2%

•	Net income from continuing operations of $4.1 million, or $4.0 million before restructuring, or $0.05 per share

•	Operating cash flow used in continuing operations of $30.5 million

President and Chief Executive Officer Dave Peterschmidt said, "With a good fourth quarter and continuation of positive trends in the first quarter, we are encouraged by evidence that our initiatives are having a visible impact on both revenues and costs. At a strategic level, we see a significant opportunity as we transition the company to growth."

Christian Mezger, Chief Financial Officer, commented, "We made visible progress in a number of areas of the business in the first quarter, and we see opportunities to continue to leverage this momentum through 2014. Our restructuring initiatives are beginning to deliver the benefits we set out to achieve. Gross margins improved year over year and held sequentially and SG&A declined as a percent of revenue. As a result, operating margins grew to over 3%."

Market Highlights in the First Quarter Include:

•
Clariant, a leading global specialty chemical company represented by more than 100 Group companies and some 18,000 employees, selected Ciber to oversee a pilot implementation of an SAP production execution system.

•
Malmberg, one of the largest educational publishers in the Netherlands, has re-selected Ciber to deliver and scale a flexible private cloud infrastructure plus application management services for all current and new digital learning environments. Malmberg's adaptive-learning environments are currently serving around 1 million users in primary, secondary and professional education.

•
The State of Nevada Gaming Control Board engaged Ciber to migrate its mission critical OpenVMS Alpha Systems into a new custom solution to be created by Ciber’s Application Development and Maintenance practice. Ciber was selected based on its years of custom application development experience, methodologies and code accelerators to use in developing this new system, which will house records required to monitor all gaming organizations within the state.

•	C. Hoare & Co., the oldest private bank in the United Kingdom, chose Ciber to implement Microsoft Dynamics CRM to manage key processes and reap significant efficiency gains through this investment.

•
The University of Texas System engaged Ciber to implement higher education ERP software and a portal interaction hub. Part of a shared services environment, the new solution will serve two academic institutions: The University of Texas Rio Grande Valley and the University of Texas of the Permian Basin.

First Quarter Financial Results from Continuing Operations

Revenue of $218.0 million decreased 1% in U.S. dollars and constant currency, compared with last year’s first quarter. Sequentially from the fourth quarter of 2013, revenue was down 2% in both U.S. dollars and constant currency.

Gross margin for the first quarter was 25.9%, compared with 25.2% in last year’s first quarter and 26.0% in the fourth quarter of 2013.

Selling, general and administrative expenses (SG&A) in the first quarter were $49.6 million, a decrease of 1% from the first quarter of last year, and a 4% decrease sequentially.

First quarter 2014 operating income from continuing operations of $6.9 million, before restructuring, yielded an operating margin of 3.2%, compared to 2.3% in the prior-year first quarter, and 2.8% in the fourth quarter of 2013.

Net income from continuing operations, before restructuring, for the first quarter of 2014 was $4.0 million, or $0.05 per share. Including restructuring, net income from continuing operations was $4.1 million in the quarter. Last year’s first quarter net income from continuing operations, before restructuring, was $1.8 million, or $0.02 on a per share basis. For the fourth quarter of 2013, net income from continuing operations, before restructuring, was $3.0 million, or $0.04 per share.

Revenue in the International division was $115.0 million for the first quarter of 2014, which was up 2% compared to the year-ago first quarter, and 1% in constant currency. Compared to the fourth quarter of 2013, International revenue was down 3%, and 4% in constant currency. Operating margin of 5.9% was up 150 basis points compared to the first quarter of 2013 and down 70 basis points from the fourth quarter of 2013.

The North American division posted revenue of $103.5 million, down 3% from the year-ago first quarter and down 1% compared to the fourth quarter of 2013. Operating margin of 8.2% improved 60 basis points from the year-ago first quarter and 20 basis points from the fourth quarter of 2013.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the first quarter of 2014 was $25.5 million. The outstanding balance on the credit facility was $10.6 million.

Cash flow used in operating activities (continuing operations) year-to-date through March 31 was $30.5 million, an increase of $3.3 million versus the prior year. Days Sales Outstanding (DSO) were 63 days. Capital expenditures totaled $2.1 million in the quarter.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call
Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.
The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 800-706-7749 (U.S.) or +1-617-614-3474 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 13297830.
A replay of the call and audiocast will be available one hour after the call ends through May 29, 2014. To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 31801902. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information
Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: first quarter 2014 revenue change year-over-year adjusted for currency; first quarter 2014 sequential revenue change adjusted for currency; international first quarter 2014 revenue change year-over-year adjusted for currency; international first quarter 2014 sequential revenue change adjusted for currency; first quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring; first quarter 2013 operating income from continuing operations and operating margin adjusted for restructuring charges; fourth quarter 2013 operating income from continuing operations and operating margin adjusted for restructuring charges; first quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; first quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges; and fourth quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our business may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.
Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:
Christian Mezger
Investor Relations
303-267-3857
cmezger@ciber.com

Betsy Loeff
Media Relations
303-967-1304
bloeff@ciber.com

Ciber, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
REVENUES
Consulting services	$204,981	$209,044
Other revenue	13,030	10,497
Total revenues	218,011	219,541

OPERATING EXPENSES
Cost of consulting services	153,851	157,574
Cost of other revenue	7,589	6,741
Selling, general and administrative	49,640	50,091
Restructuring charges (credit)	(102)	349
Total operating expenses	210,978	214,755

OPERATING INCOME FROM CONTINUING OPERATIONS	7,033	4,786

Interest income	165	365
Interest expense	(362)	(1,057)
Other income (expense), net	(235)	14

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,601	4,108
Income tax expense	2,535	2,659

NET INCOME FROM CONTINUING OPERATIONS	4,066	1,449
Income (loss) from discontinued operations, net of income tax	(142)	18

CONSOLIDATED NET INCOME	3,924	1,467
Net income (loss) attributable to noncontrolling interests	5	(146)

NET INCOME ATTRIBUTABLE TO CIBER, INC.	$3,919	$1,613

Basic and diluted earnings per share attributable to Ciber, Inc.:
Continuing operations	$0.05	$0.02
Discontinued operations	—	—
Basic and diluted earnings per share attributable to Ciber, Inc.:	$0.05	$0.02

Weighted average shares outstanding:
Basic	76,452	74,072
Diluted	77,472	74,609

Ciber, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$25,497	$44,483
Accounts receivable, net of allowances of $2,268 and $2,335, respectively	187,715	189,382
Prepaid expenses and other current assets	23,627	22,794
Total current assets	236,839	256,659

Property and equipment, net of accumulated depreciation of $46,310 and $48,500, respectively	13,745	12,923
Goodwill	282,045	281,714
Other assets	7,118	6,522

TOTAL ASSETS	$539,747	$557,818

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$—	$53
Accounts payable	24,741	34,223
Accrued compensation and related liabilities	49,502	69,622
Deferred revenue	19,017	20,989
Income taxes payable	1,959	1,654
Other accrued expenses and liabilities	34,457	44,190
Total current liabilities	129,676	170,731

Long-term debt	10,577	—
Deferred income taxes	25,045	23,910
Other long-term liabilities	11,918	10,119
Total liabilities	177,216	204,760

Commitments and contingencies

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 77,131 and 75,822 shares issued, respectively	771	758
Treasury stock, at cost, 20 and 37 shares, respectively	(93)	(150)
Additional paid-in capital	349,199	343,944
Retained earnings	8,122	4,887
Accumulated other comprehensive income	4,004	3,096
Total Ciber, Inc. shareholders' equity	362,003	352,535
Noncontrolling interests	528	523
Total equity	362,531	353,058

TOTAL LIABILITIES AND EQUITY	$539,747	$557,818

Ciber, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$3,924	$1,467
Adjustments to reconcile consolidated net income to net cash used in operating activities:
Loss (income) from discontinued operations	142	(18)
Depreciation	1,357	1,542
Amortization of intangible assets	—	—
Deferred income tax expense	1,351	1,273
Provision for (recovery on) doubtful receivables	(149)	389
Share-based compensation expense	1,868	1,778
Amortization of debt costs	143	417
Other, net	96	102
Changes in operating assets and liabilities:
Accounts receivable	1,901	(2,753)
Other current and long-term assets	(1,512)	(2,180)
Accounts payable	(9,444)	(4,496)
Accrued compensation and related liabilities	(20,216)	(21,931)
Other current and long-term liabilities	(10,292)	(1,713)
Income taxes payable/refundable	320	(1,123)
Cash used in operating activities — continuing operations	(30,511)	(27,246)
Cash used in operating activities — discontinued operations	(316)	(1,345)
Cash used in operating activities	(30,827)	(28,591)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(2,124)	(367)
Cash used in investing activities — continuing operations	(2,124)	(367)
Cash used in investing activities — discontinued operations	—	(313)
Cash used in investing activities	(2,124)	(680)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	81,890	78,960
Payments on long-term debt	(71,313)	(73,391)
Employee stock purchases and options exercised	3,399	1,394
Purchase of shares for employee tax withholdings	(626)	—
Cash provided by financing activities — continuing operations	13,350	6,963
Effect of foreign exchange rate changes on cash and cash equivalents	615	(1,216)
Net decrease in cash and cash equivalents	(18,986)	(23,524)
Cash and cash equivalents, beginning of period	44,483	58,849
Cash and cash equivalents, end of period	$25,497	$35,325

Ciber, Inc.
SUMMARY SEGMENT DATA
(Dollars in thousands)
(Unaudited)

Summary Segment Analysis

	Three Months Ended March 31,
	2014	2013	Change
Revenues:
International	$114,981	$112,675	2%
North America	103,478	107,169	(3)%
Other	654	847	n/m
Total segment revenues	219,113	220,691	(1)%
Inter-segment	(1,102)	(1,150)	n/m
Total revenues	$218,011	$219,541	(1)%

Operating income (loss) from continuing operations:
International	$6,824	$4,951	38%
North America	8,472	8,096	5%
Other	137	36	n/m
Total segment operating income	15,433	13,083	18%
Corporate expenses	(8,502)	(7,948)	(7)%
Unallocated results of discontinued operations	—	—	n/m
Earnings before interest, taxes, amortization and restructuring charges	6,931	5,135	35%
Restructuring (charges) credit	102	(349)	n/m
Total operating income (loss) from continuing operations	$7,033	$4,786	47%
_____________
n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income
(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended March 31,
	2014	2013
Revenues:
International	53%	51%
North America	47%	49%
Other	—%	—%
Total segment revenues	100%	100%

Operating income:
International	44%	38%
North America	55%	62%
Other	1%	—%
Total segment operating income	100%	100%

Segment Operating Margins
(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended March 31,
	2014	2013
Operating margin:
International	6%	4%
North America	8%	8%
Other	21%	4%
Total segment operating margin	7%	6%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended March 31, 2014 Comparison to Three Months Ended March 31, 2013
	Constant Currency Revenue Increase/ (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase/ (Decrease)
Revenues:
Consolidated	(1.4)%	0.7%	(0.7)%

International	0.7%	1.3%	2.0%

	Three Months Ended March 31, 2014 Sequential Comparison to Three Months Ended December 31, 2013
	Constant Currency Revenue Increase/ (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase/ (Decrease)
Revenues:
Consolidated	(2.3)%	0.4%	(1.9)%

International	(4.0)%	0.7%	(3.3)%

Adjusted Results of Operations

	Consolidated*
	Three Months Ended March 31, 2014		Three Months Ended December 31, 2013		Three Months Ended March 31, 2013
	In millions	Margin	In millions	Margin	In millions	Margin
GAAP reported operating income from continuing operations	7.0	3.2%	4.2	1.9%	4.8	2.2%
Restructuring charges (credit)	(0.1)	—%	2.0	0.9%	0.3	0.2%
Operating income from continuing operations before restructuring charges	$6.9	3.2%	$6.1	2.8%	$5.1	2.3%
*Columns may not total due to rounding

	Consolidated*
	Three Months Ended March 31, 2014		Three Months Ended December 31, 2013		Three Months Ended March 31, 2013
	In millions	Per Share	In millions	Per Diluted Share	In millions	Per Diluted Share
GAAP net income from continuing operations	4.1	$0.05	$1.5	$0.02	$1.4	$0.02
Restructuring charges (credit)	(0.1)	—	2.0	0.03	0.3	—
Tax impact of restructuring charges	0.1	—	(0.5)	(0.01)	0.1	—
Net income from continuing operations before restructuring charges	$4.0	$0.05	$3.0	$0.04	$1.8	$0.02
*Columns may not total due to rounding